Exhibit 10.1

Bendon Limited

8 Airpark Drive, Airport Oaks

Auckland 2022, New Zealand

March 9, 2017

Naked Brand Group Inc.

95 Madison Avenue, 10th Floor

New York, NY 10016

Re:	Amendment No. 2 to Letter of Intent, Dated December 19, 2016

Ladies and Gentlemen:

Reference is made to that certain Letter of Intent, dated December 19, 2016, as amended by Amendment No. 1 dated February 9, 2017 (collectively, the “Letter of Intent”), between Bendon Limited (“Bendon”) and Naked Brand Group Inc. (“Naked”). Capitalized terms used herein that are not otherwise defined will have the same meaning as they were given in the Letter of Intent.

Pursuant to the Letter of Intent, it was contemplated that the Merger would occur as a result of a wholly-owned subsidiary of Naked merging with and into Bendon with Bendon surviving as a subsidiary of Naked and Naked issuing shares of Naked common stock to the shareholders of Bendon as consideration in the Merger. The parties have since determined to modify the structure of the Merger such that Naked would merge into a subsidiary of a newly formed Australian holding company (“NewCo”) and the shareholders of Naked and Bendon, respectively, would be issued shares of the NewCo that would act as the new public company following consummation of the transactions. It is the intent of Naked and Bendon that to the extent not addressed below, any changes to the LOI as a result of the structure change will be addressed in the definitive agreements to be agreed to by the parties. Accordingly, the parties now wish to further amend the Letter of Intent as follows

1.       The first paragraph of Section 1 shall be replaced in its entirety with the following:

“1. Bendon and Naked will negotiate in good faith a definitive merger agreement (the “Agreement”) pursuant to which, on the closing date of the transaction contemplated by the Agreement (“Closing Date”), (i) a wholly-owned subsidiary (“Merger Sub”) of a newly formed Australian holding company (“NewCo”) which will be the ultimate parent company of Bendon would merge with Naked (the “Merger”) and (ii) assuming Naked has 6,268,731 shares outstanding common shares outstanding (which includes the conversion of $224,000 of Notes currently outstanding into 215,385 of common shares), as adjusted for any shares issued in connection with any capital transactions which are approved by Bendon (each, a “Subsequent Capital Raise”), at the conclusion of the Merger, NewCo would issue to the current holders of the outstanding capital stock of Bendon an aggregate of 118,812,163 ordinary shares of NewCo (the “Bendon Shares”) and issue to Naked an amount of ordinary shares of NewCo equal to the number of shares of outstanding common stock of Naked (the “Naked Shares”) immediately prior to the Merger, and as of the effective time of the Merger, no other shares of NewCo will be outstanding. The Merger will be structured to be accomplished without taxation to the holders of Bendon Shares and Naked Shares, to the extent possible. Shares issued to Bendon will be subject to adjustment based on Naked having Net Assets (as defined below) of $786,246, as adjusted for each Subsequent Capital Raise as mutually agreed to by Naked and Bendon (the “Net Asset Amount”) (provided that if equity or options are issued to cancel all or any portion of the Hochman Obligation (as defined below), the Net Asset Amount shall increase by that same amount) and Bendon having Net Debt (as defined below) of $52.4 million as of the Closing (the “Net Debt Amount”) as follows:”

2.       Sections 1(a) and (b) shall be replaced in their entirety with the following:

“(a) In the event Naked’s Net Assets are less than the Net Asset Amount (the “Net Asset Shortfall Amount”) at the Closing, NewCo shall issue additional ordinary shares of NewCo to the holders of Bendon Shares in an amount equal to the product obtained by multiplying (i) the difference between the Net Asset Amount and the Net Asset Shortfall Amount and (ii) 11.634. In the event Naked’s Net Assets are more than the Net Asset Amount (the “Net Asset Excess Amount”) at the Closing, then the aggregate amount of ordinary shares of NewCo issuable to the holders of Bendon Shares shall be reduced by the amount of ordinary shares of NewCo equal to the product obtained by multiplying (i) the difference between the Net Asset Amount and the Net Asset Excess Amount and (ii) 11.634. Provided, however, that in either event, such adjustment shall only be made to the extent such Net Asset Shortfall Amount or Net Asset Excess Amount is greater than or less than $150,000, as applicable. Naked and Bendon have previously agreed to an operating budget (the “Budget”) for the period from the date of the Pre-merger Financing (as defined below) until the Closing Date. Any change, at any time, in the Budget shall cause a dollar-for-dollar change in the Net Asset Amount. The Board will also establish a committee to oversee the Budget, which committee shall be comprised of the four directors and include two existing directors and the New Directors (as defined in Section 7 of this letter). The Budget will be reviewed by such committee on a regular basis. No material adverse deviations from the Budget will be made without approval from the committee.

(b) In the event Bendon’s Net Debt exceeds the Net Debt Amount (the “Net Debt Excess Amount”), then the aggregate amount of ordinary shares of NewCo issuable to the holders of Bendon Shares shall be reduced by the amount of ordinary shares of NewCo equal to the product obtained by multiplying (i) the difference between the Net Debt Excess Amount and the Net Debt Amount and (ii) 0.833. In the event Bendon’s Net Debt is less than the Net Debt Amount (the “Net Debt Shortfall Amount”), then NewCo shall issue additional ordinary shares of NewCo to the holders of Bendon Shares in an amount equal to the product obtained by multiplying (i) the difference between the Net Debt Shortfall Amount and the Net Debt Amount and (ii) 0.833. Provided, however, that in either event, such adjustment shall only be made to the extent such Net Debt Excess Amount or Net Debt Shortfall Amount is greater than or less than $1,000,000, as applicable.

3.       Section 4 shall be replaced in its entirety with the following:

“4.       The parties agree that the following shall be the proposed timeline for the Merger:

•	Naked Board to approve Merger, in concept, subject to Agreement (20 calendar days from receipt of Agreement);

•	Filing of preliminary proxy statement/prospectus to obtain Required Stockholder Approval (defined below) (20 calendar days after the execution of the Agreement).

4.       Section 5 shall be replaced in its entirety with the following:

“5. The Board of Directors of NewCo from and after the Closing Date will consist of either five or seven persons, one of whom will be the nominee of the existing Naked shareholders, specifically Carole Hochman, with the remaining persons to be selected by Bendon.”

5.       The first sentence of Section 6 shall be replaced in its entirety with the following:

“6. Promptly after signing the Agreement, but in any case no later than 75 calendar days, Naked shall file the preliminary proxy statement / prospectus to solicit the vote of the stockholders of Naked on the approval of the Merger and related transactions and on such other matters as may be required by applicable law or regulation or mutually agreed upon by Naked and Bendon (the “Required Stockholder Approval”).”

6.       Section 8 shall be replaced in its entirety with the following:

“8. Carole Hochman will be offered employment with NewCo pursuant to an employment agreement on substantially the same terms as set forth on Exhibit A. Additionally, key employees of Bendon will be employed by NewCo at the discretion of Bendon”

7.       Section 10 shall be replaced in its entirety with the following:

“10. Simultaneously with the execution of the Agreement, each member of the Naked Management Group as of the date of this letter that is a stockholder of Naked shall agree in writing not to sell any shares of NewCo received in the Merger for a period of one year after the Closing Date, subject to customary exceptions.”

8.       Section 12 shall be replaced in its entirety with the following:

“12.       All holders of options, warrants and other rights to purchase or convert or exchange into Naked Shares (“Naked Stock Rights”) and all holders of options, warrants and other rights to purchase or convert or exchange into Bendon Shares (“Bendon Stock Rights”) whose instruments governing their Naked Stock Rights and Bendon Stock Rights, respectively, do not provide that, upon the Merger, such Naked Stock Rights and Bendon Stock Rights will automatically be converted into similar options, warrants, rights and convertible securities of NewCo (“NewCo Stock Rights”) will agree in writing to exchange their Naked Stock Rights and Bendon Stock Rights, upon consummation of the Merger, for substantially equivalent NewCo Stock Rights, in each instance satisfactory to Naked and Bendon, respectively.”

9.       Section 13(b) shall be amended and replaced with the following:

“(b) the ordinary shares of NewCo being listed on The Nasdaq Capital Market.”

10.       The parties hereby agree that for purposes of the Letter of Intent, the above-referenced change in Merger structure shall not be considered an adverse change in the economic terms of the Letter of Intent which would cause the Letter of Intent to be terminated. Additionally, the parties hereby agree that the reference to March 10, 2017 in Section 17 of the Letter of Intent is hereby replaced with April 10, 2017.

With the exception of the aforementioned changes, the Letter of Intent remains in full force and effect.

If the foregoing correctly sets forth our agreement, please so confirm by signing in the space indicated below.

Very truly yours,

BENDON LIMITED

		By:	/s/ Justin Davis-Rice
Name: Justin Davis-Rice
Title: Chairman

Accepted and confirmed:

NAKED BRAND GROUP INC.

By:	/s/ Carole Hochman
Name: Carole Hochman
Title: Chief Executive Officer